Registration No. 33-63035

                SECURITIES AND EXCHANGE COMMISSION
                  _______________________________

                              AMENDMENT NO. 1
                                     TO
                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        _______________________________

                   AIR EXPRESS INTERNATIONAL CORPORATION
           (Exact name of registrant as specified in its charter)

                                    DELAWARE
                          (State or other jurisdiction
                       of incorporation or organization)

                                   36-2074327
                                (I.R.S. Employer
                              Identification No.)

                                120 TOKENEKE ROAD
                            DARIEN, CONNECTICUT  06820
                                  (203) 655-7900
                  (Address including zip code, and telephone number, including area code of registrant's principal executive offices)

                              DANIEL J. MCCAULEY, ESQ.
                  Vice President, General Counsel and Secretary
                       AIR EXPRESS INTERNATIONAL CORPORATION
                                120 Tokeneke Road
                            Darien, Connecticut  06820
                                 (203) 665-7900
             (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                            KATHERINE P. BURGESON, ESQ.
                               Cummings & Lockwood
                               Four Stamford Plaza
                                 107 Elm Street
                        Stamford, Connecticut  06902-3851

                      _______________________________________

     Approximate date of commencement of proposed sale to the public: from time to time within two years after the effective date of this Registration Statement, as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                    _______________________________________



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A)
OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               979,887 SHARES

                   AIR EXPRESS INTERNATIONAL CORPORATION

                                COMMON STOCK

                           PAR VALUE $.01 PER SHARE


          This Prospectus relates to 979,887 shares (the "SHARES") of Common Stock, par value $.01 per share (the "COMMON STOCK"), of Air Express International Corporation, a Delaware corporation (the "CORPORATION" or "AEI"), to be offered or sold from time to time for the account of certain shareholders of the Corporation (the "SELLING SHAREHOLDERS").

          The Shares covered by this Prospectus were issued by the Corporation in a private placement transaction to certain former shareholders of Radix Ventures, Inc., a Delaware corporation ("RADIX"), in connection with the Corporation's acquisition of Radix on June 8, 1995. See "Selling Shareholders" and "Plan of Distribution."

          The Shares may be offered for sale and sold by the Selling Shareholders from time to time on the Nasdaq National Market at prevailing market prices, in privately negotiated transactions at negotiated prices, in a combination of such methods of sale, or otherwise as determined by the Selling Shareholders. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). See "Plan of Distribution."

          The Corporation will not receive any part of the proceeds from the sale of the Shares. The Selling Shareholders will pay all applicable stock transfer taxes and brokerage commissions, but the Corporation will bear all other expenses of the Corporation and the Selling Shareholders in connection with the offering made hereunder, including the Corporation's legal and accounting fees connected therewith.

          The Common Stock is included for quotation on the Nasdaq National Market under the symbol "AEIC."

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is December 7, 1995.

                           AVAILABLE INFORMATION

          AEI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "COMMISSION"). Such reports, proxy statements and other information filed by AEI can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

          AEI's Common Stock is included for quotation on the Nasdaq National Market under the symbol "AEIC," and AEI's Convertible Subordinated Debentures due 2003 are listed on the American Stock Exchange ("AMEX"). The Corporation's reports, proxy statements, and other information concerning AEI may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street N.W., Washington, D.C. 20006 and at the offices of the AMEX at 86 Trinity Place, New York, New York 10006.

          AEI has filed a Registration Statement on Form S-3 with the Commission in Washington, D.C. in accordance with the provisions of the Securities Act of 1933, as amended (the "SECURITIES ACT"), with respect to the Shares subject to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Corporation and the Shares covered herein, reference is made to the Registration Statement and the exhibits filed as part thereof. Statements herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. The Registration Statement and the exhibits may be inspected without charge at the offices of the Commission or copies thereof may be obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Corporation with the Commission are incorporated into this Prospectus by reference:

          1. The Corporation's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Amendment No. 1 on Form 10-K/A filed with the Commission on April 26, 1995 and Amendment No. 2 on Form 10-K/A filed with the Commission on May 19, 1995;


          2. The Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995;

          3. The Corporation's Current Report on Form 8-K dated June 22, 1995, as amended by Amendment No. 1 on Form 8-K/A filed with the Commission on August 8, 1995; and

          4. The Corporation's definitive Proxy Statement dated May 23, 1995, filed in connection with its Annual Meeting of Stockholders held on June 23, 1995.

          All documents filed by the Corporation with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering contemplated hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all information that has been incorporated by reference in the registration statement of which this Prospectus is a part (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into any such information). Requests should be directed to: Air Express International Corporation, 120 Tokeneke Road, Darien, Connecticut 06820, Attention, Daniel J. McCauley, Esq., Vice President, General Counsel and Secretary; telephone number (203) 655-7900.

                             PROSPECTUS SUMMARY

          The following material is qualified in its entirety by the information appearing elsewhere in this Prospectus or in documents incorporated by reference into this Prospectus.

                                THE OFFERING

 Corporation................  Air Express International Corporation, a
                              Delaware corporation

 Securities Offered.........  979,887 shares of Common Stock, par value
                              $.01 per share.

 Use of Proceeds............  The Corporation will not receive any of the proceeds of this offering.


 Shares Outstanding
    at November 8, 1995.....  18,574,458


 Nasdaq Symbol..............  AEIC

                              THE CORPORATION

          AEI is one of the oldest and largest international airfreight forwarders based in the United States. Through its global network of AEI-operated facilities and agents, AEI consolidates, documents and arranges for transportation of its customers' shipments of heavy cargo throughout the world. During 1994, AEI handled more than 1,630,000 individual airfreight shipments, with an average weight of 483 pounds, to nearly 2,860 cities in more than 182 countries. Since 1985, when its current management assumed control, AEI has focused on the international transportation of heavy cargo and has devoted its resources to expanding and enhancing its global network.

          Although AEI's headquarters are located in the United States, its network is global, serving over 661 cities, including 146 cities in the United States, 176 cities in Europe and 339 cities in Asia, the South Pacific, the Middle East, Africa and Latin America. As of December 31, 1994, this network consisted of 182 AEI-operated facilities, including 50 in the United States and 132 abroad, supplemented at 479 additional locations by agents, a substantial number of whom serve AEI on an exclusive basis. The network is managed by experienced professionals, most of whom are nationals of the countries in which they serve. Approximately 80 percent of AEI's 28 regional and country managers have been employed by AEI for more than ten years.

          The Corporation's principal executive offices are located at 120 Tokeneke Road, Darien, Connecticut 06820 and its telephone number is (203) 655-7900.


                            RECENT DEVELOPMENTS


          ACQUISITION OF RADIX. On June 8, 1995, AEI acquired all of the issued and outstanding shares of capital stock of Radix. Through operation of certain of its direct and indirect subsidiaries and their branch offices, Radix conducts business primarily as a customs broker and also as an international air and ocean freight forwarder. As of December 31, 1994, Radix maintained 22 offices in the United States and maintained arrangements with joint venture partners and agents in approximately 60 foreign countries.



                              USE OF PROCEEDS

          The Shares subject to this Prospectus are being offered for the account of the Selling Shareholders. None of the proceeds from the sale of Shares will be received by the Corporation.

                        DESCRIPTION OF CAPITAL STOCK


          AEI is authorized to issue 40,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $1.00 par value per share (the "PREFERRED STOCK"). At November 8, 1995, 18,574,458 shares of Common Stock were issued and outstanding (net of Common Stock held in Treasury) and no shares of Preferred Stock had been issued.. The following description of the capital stock of AEI is qualified in its entirety by reference to AEI's Certificate of Incorporation, as amended, copies of which are on file with the Commission and the AMEX.


          COMMON STOCK. Each holder of Common Stock is entitled to one vote per share. Subject to the rights of the holders of outstanding Preferred Stock, if any, in the event of any liquidation, dissolution, or winding up, the holders of Common Stock will be entitled to share ratably in the assets available for distribution after payment of liabilities.
 The holders of Common Stock have equal rights, share for share, to receive dividends when declared by the Board of Directors out of funds legally available therefor. No holder of Common Stock has any preemptive right to subscribe for any securities of the Corporation. The shares of Common Stock do not have cumulative voting rights. The Transfer Agent and Registrar for the Common Stock is Chemical Mellon Shareholder Services, L.L.C.

          PREFERRED STOCK. The Board of Directors has authority to issue Preferred Stock from time to time without shareholder approval, in one or more series. The Board of Directors is authorized with respect to any series of Preferred Stock to fix the designation, the number of shares, the voting powers, the conditions of the conversion privilege, if any, the terms and conditions of the redemption rights, if any, the rights upon liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up, the dividend rate and whether dividends shall be cumulative, and any other powers, preferences and relative, participating, optional and other rights and the qualifications, limitations and restrictions of such series. These terms could adversely affect the interests of the holders of the Common Stock. The authority of the Board of Directors to issue Preferred Stock without further shareholder approval could be exercised in a manner that might have the effect of delaying, deferring, or preventing a change of control of the Corporation.

                            SELLING SHAREHOLDERS


          The following table sets forth, as of November 29, 1995, (i) the name of each Selling Shareholder and any position, office or other material relationship with the Corporation, its predecessors or affiliates, within the past three years, (ii) the number of Shares currently owned by each Selling Shareholder, (iii) the maximum number of Shares to be offered and sold by each Selling Shareholder and (iv) the number of Shares to be owned after the sale assuming the sale of all Shares offered hereby. This information is based on data furnished to the Corporation by or on behalf of the Selling Shareholders.


                         Shares Presently     Shares to be   Shares to be
  Name and Address           Owned(1)            Offered    Owned After Sale

 Diane Acker                  19,443             19,443             -0-


 Peter M.                     13,169             13,169             -0-
 Behrendt &
 Charlotte J.
 Behrendt Tr UA June
 26, 1987 Behrendt
 Living Trust


 Robert C. Berner             13,610             13,610             -0-

 Arthur Deutsch               32,405             32,405             -0-

 Grace Countess of Dudley      5,703              5,703             -0-


 Don S. Friedkin(2)            6,481              6,481             -0-


 Karen Ginsberg &             70,966             70,966             -0-
 Joyce Lapin et al Tr
 UA July 28, 1990
 Robert C. Lapin Ten
 Year Trust


 Irving F. Levitt(3)          82,891             82,891             -0-

 Robert C. Lapin(4)           42,644             42,644             -0-

 Leonard Lichter (5)          19,443             19,443             -0-

 John                        272,335            272,335             -0-
 Radziwill(6)(10)(11)

 Daniel R. Schoenheimer        3,596              3,596             -0-


 Linda                         2,592              2,592             -0-
 Schoenheimer McCurdy
 & David F.
 Oleshansky Tr UA
 October 20, 1994 FBO
 Jacob F. Oleshansky

                         Shares Presently      Shares to be   Shares to be
  Name and Address            Owned(1)           Offered    Owned After Sale


 Linda E.                      3,110              3,110             -0-
 Schoenheimer


 Joyce A.                      3,370              3,370             -0-
 Schoenheimer


 Joyce                         2,592              2,592             -0-
 Schoenheimer & Idee
 Schoenheimer  Tr UA
 October 20, 1994 FBO
 Kate E. McCurdy


 Pierre L.                   272,852            272,852             -0-
 Schoenheimer (7)
 (10) (11)

 Matthew P.                   86,650             86,650             -0-
 Sheppard (8)(11)

 Arthur T. Birsh                 129                129             -0-

 Arthur Buffman                2,592              2,592             -0-

 Carolyn Caudle Sewell            51                 51             -0-


 Smith Barney Inc.               907                907             -0-



 Bear Stearns                 13,156             13,156             -0-
 Securities Corp.


 Jan Endresen                    388                388             -0-

 Randall Houchen                 129                129             -0-


 Roberta A.                    6,481              6,481             -0-
 Koclanis & George J.
 Koclanis JT. TEN. (9)


 Irving Litt                     259                259             -0-

                         Shares Presently      Shares to be   Shares to be
  Name and Address            Owned(1)           Offered    Owned After Sale

 Vincent T. Mancusi              129                129             -0-

 Daniel Presser                  518                518             -0-

 Joseph Weinberg               1,296              1,296             -0-
------------------------------------------------------------------------
    TOTAL:                   979,887            979,887             -0-

 1. The aggregate number of Shares identified in this column as being owned by the Selling Shareholders includes 107,789 Shares
     (approximately 11% of the Shares) held in escrow pursuant to the terms of the Merger and such Shares may not be available for sale pursuant to this Prospectus. See "Plan of Distribution."

 2. Mr. Friedkin was a director, a Vice President and the Secretary of Radix from 1971 through June 7, 1995.

 3   Mr. Levitt was a director of Radix from 1981 through June 7, 1995.

 4.  Mr. Lapin was a director of Radix from 1981 through June 7, 1995.

 5.  Mr. Lichter was a director of Radix from 1985 through June 7, 1995.

 6. Mr. Radziwill is currently a director of the Corporation. From 1979 through June 7, 1995, Mr. Radziwill was a director, the
     President and the Chief Executive Officer of Radix.

 7. Mr. Schoenheimer was a director of Radix from 1971 through June 7, 1995, and was the Chairman of Radix since 1979.

 8. Mr. Sheppard is currently a Vice President of the Corporation and a Vice President and the Treasurer of Radix. Prior to June 7, 1995, Mr. Sheppard was a director of Radix since 1985.

 9. Mr. Koclanis was an officer of Radix Group International, Inc. until June 7, 1995.


 10. Mr. Radziwill and Mr. Schoenheimer, respectively, will continue to own approximately 1.47% (based on Mr. Radziwill's ownership of 272,335 shares of Common Stock) and 1.47% (based on Mr. Schoenheimer's ownership of 272,852 shares of Common Stock), respectively, of the issued and outstanding Common Stock of the Corporation (based on 18,574,458 shares of the Corporation's Common Stock being issued and outstanding at November 8, 1995) after completion of the offering which is the subject of this Prospectus, assuming neither Mr. Radziwill nor Mr. Schoenheimer sells any Shares in the offering.



 11. Messrs. Radziwill, Schoenheimer and Sheppard have each entered into separate agreements with the Corporation restricting them, collectively, from selling more than the number of Shares equal to one-third of their Shares (such one-third being 210,619 Shares) during each of the 12-month periods ending June 7, 1996 and June 7, 1997, respectively.

                            PLAN OF DISTRIBUTION


          On June 8, 1995, AEI acquired all of the issued and outstanding shares of common stock of Radix as a result of the merger of AEIC Acquisition Corporation, a Delaware corporation wholly owned by AEI, with and into Radix, with Radix being the surviving corporation (the "MERGER"). Each of the Selling Shareholders was a former holder of shares of common stock of Radix at the effective time of the Merger. The Shares subject to this Prospectus were issued by the Corporation to the Selling Shareholders in a private placement transaction pursuant to the terms of the Merger.

          The Shares may be offered for sale and sold from time to time by the Selling Shareholders within two years after the effective date of the registration statement of which this Prospectus is a part. The Selling Shareholders will act independently of the Corporation in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the Nasdaq National Market or otherwise, at prevailing prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions.


          The manner in which the Shares may be sold include, without limitation, the following: (a) block trades in which the broker-dealer(s) engaged by the Selling Shareholders will attempt to sell the Shares as agents but may position or resell a portion of the block as principals to facilitate the transaction; (b) purchases by the broker-dealer(s) as principals and resale by such brokers or dealers for their account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) in negotiated transactions; and (e) as otherwise determined by the Selling Shareholders. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate.


          The Selling Shareholders and any brokers, dealers or agent who participate in the sale of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and the commissions paid or discounts allowed to any such brokers, dealers or agents in addition to any profits received on resale of the Shares, if any such broker, dealer or agent should purchase any Shares as a principal, may be deemed to be underwriting discounts or commissions under the Securities Act.

          AEI will not receive any part of the proceeds from the sale of the Shares. Each of the Selling Shareholders, respectively, will pay all applicable brokerage commissions, stock transfer taxes and the fees of such Selling Shareholder's counsel in connection with the offer and sale of Shares by such Selling Shareholder. AEI will bear all other expenses in connection with the offering and sale of the Shares, including, without limitation, all registration and filing fees, printing, messenger and delivery fees, and legal and accounting fees and expenses. AEI is not obligated to bear and will not bear any fees, costs or expenses relating to the use by any of the Selling Shareholders of an underwriter in connection with the disposition of Shares.

                               LEGAL OPINION

          The validity of the issuance of the Shares offered hereby has been passed upon for the Corporation by Cummings & Lockwood, Four Stamford Plaza, 107 Elm Street, Stamford, Connecticut 06902-3851.

                                  EXPERTS

          The consolidated balance sheets of AEI and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' investment and cash flow for each of the three years in the period ended December 31, 1994, incorporated into this Prospectus by reference to the Annual Report on Form 10-K of the Corporation for the year ended December 31, 1994, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in the giving of said reports.

          NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, BY THE SELLING SHAREHOLDERS OR BY ANY OTHER PERSON DEEMED TO BE AN UNDERWRITER. NEITHER THE DELIVERY OF THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF. ANY MATERIAL CHANGE OCCURRING WITHIN THE PERIOD WHEN DELIVERY OF THIS PROSPECTUS IS REQUIRED WILL BE REFLECTED IN AN AMENDED OR SUPPLEMENTED PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES COVERED BY THIS PROSPECTUS BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                  PART II

                 INFORMATION NOT REQUIRED IN THE PROSPECTUS


 Item 14. OTHER EXPENSES OF  ISSUANCE AND DISTRIBUTION
          --------------------------------------------

          The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities being registered, none of which are payable by the Selling
 Shareholders:

          Registration Statement Filing Fee   $  8,109.00
          Legal Fees and Expenses             $ 15,000.00
          Accounting Fees and Expenses        $ 10,000.00
          Printing Costs                      $  1,000.00
          Miscellaneous                       $  1,000.00
                                              -----------
          Total                                $35,109.00


 Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
          -----------------------------------------

          The Delaware General Corporation Law (the "GCL") (Section 102) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his/her fiduciary duty as a director, except in the case where the director breached his/her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Certificate of Incorporation of AEI contains a provision which eliminates directors' personal liability as set forth above.

          The GCL (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

          AEI's Certificate of Incorporation provides for indemnification to the fullest extent authorized by Section 145 of the GCL for directors, officers and employees of AEI and also to persons who are serving at the request of AEI as directors, officers or employees of other corporations (including subsidiaries). This right of indemnification is not exclusive of any other right which any person may acquire under any statute, bylaw, agreement, contract, vote of stockholders or otherwise.

          For the undertaking with respect to the indemnification, see Item
 17.

 Item 16. EXHIBITS
          --------

                    EXHIBIT NO. DESCRIPTION OF EXHIBIT

                    (5)       Opinion of Cummings & Lockwood
                    (23)(a)   Consent of Arthur Andersen LLP
                    (23)(b)   Consent of Cummings & Lockwood
                                (Included as Part of Exhibit 5)

                    (24)      Power of Attorney
                                (Filed with the initial Registration
                                Statement on Form S-3 filed with the
                                Commission on September 28, 1995)


 Item 17. UNDERTAKINGS
          ------------

          (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
 Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling a corporation pursuant to (1) any provision or arrangement whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act of 1933, (2) provisions of an underwriting agreement whereby the registrant indemnifies the underwriter or controlling persons of the underwriter against such liabilities under the Securities Act of 1933 and a director, officer or controlling person of the registrant is such an underwriter or controlling person thereof or a member of any firm which is such an underwriter, or (3) such other means designed to indemnify directors, officers or controlling persons of the registrant for liabilities arising under the Securities Act of 1933, AEI has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Darien, State of Connecticut on December 7, 1995.


                        AIR EXPRESS INTERNATIONAL CORPORATION


                        By:/S/ DANIEL J. MCCAULEY
                          -----------------------
                          Daniel J. McCauley
                          Vice President, Secretary
                          and General Counsel

          Pursuant to the requirements of the Securities Act of 1933, this Amendment to this Registration Statement has been signed on December 7, 1995 by the following persons in the capacities indicated.

          SIGNATURE                             TITLE



 /S/ HENDRIK J. HARTONG, JR.*         Chairman of the Board of Directors
---------------------------------
 Hendrik J. Hartong, Jr.


 /S/ GUENTER ROHRMANN*               President, Chief Executive Officer and
---------------------------------    Director (Principal Executive Officer)
 Guenter Rohrmann


 /S/ DENNIS M. DOLAN*                Vice President and Chief
---------------------------------    Financial Officer
 Dennis M. Dolan                     (Principal Financial Officer)


 /S/ WALTER L. MCMASTER*             Vice President and Controller
---------------------------------    (Principal Accounting Officer)
 Walter L. McMaster


 /S/ JOHN M. FOWLER*                  Director
---------------------------------
 John M. Fowler


 /S/ DONALD J. KELLER*                Director
---------------------------------
 Donald J. Keller


 /S/ ANDREW L. LEWIS IV*              Director
---------------------------------
 Andrew L. Lewis IV


 /S/ RICHARD T. NINER*                Director
---------------------------------
 Richard T. Niner


 /S/ JOHN RADZIWILL*                  Director
---------------------------------
 John Radziwill

 * Executed by Daniel J. McCauley as Attorney-in-Fact for the named individuals pursuant to a Power of Attorney dated September 15, 1995, as filed with the initial filing of this Registration Statement on September 28, 1995.

                                      /S/ DANIEL J. MCCAULEY
                                      ----------------------
                                      Daniel J. McCauley
                                      Attorney-in-Fact

                               EXHIBIT INDEX


 NUMBER                     DESCRIPTION                              PAGE

      5                     Opinion of Cummings & Lockwood

    23(a)                   Consent of Arthur Andersen LLP


    23(b)                   Consent of Cummings & Lockwood
                              (Included as part of Exhibit 5)

    24                      Power of Attorney
                              (Filed with the initial Registration
                              Statement on Form S-3 filed with the
                              Commission on September 28, 1995)